                                                                   EXHIBIT 10.25

                           COOPER CAMERON CORPORATION
                                POLICY BULLETIN


     SUBJECT:  EXECUTIVE SEVERANCE PROGRAM     Effective July 1, 2000


I.   PURPOSE

     To establish a severance program for senior level executives of the Company that recognizes (i) the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals; and (ii) that senior level executive employees, to a greater extent than other salaried employees, serve at the pleasure of the company and are decidedly "at will" - meaning that the Company may terminate the employment relationship at any time for any reason without liability to the employee.


II.  SCOPE

     This policy applies to corporate officers, division presidents, management level direct reports to division presidents and such other employees, as may be designated by the Chief Executive Officer of Cooper Cameron Corporation.


III. SEVERANCE PAY

     The covered executive will receive severance pay in the form of salary continuation for a period of twelve (12) months following termination of employment by the Company for reasons other than cause.

     Payment of this severance benefit is contingent upon signing a full and complete severance waiver and release in a form acceptable to the Company. (Please see attached waiver and release.)


IV.  BENEFITS CONTINUATION

     The following benefits will be continued during this twelve (12) month severance period:
      .  Basic Life Insurance
      .  Supplemental Life Insurance
      .  Basic Accidental Death & Dismemberment
      .  Voluntary Accidental Death & Dismemberment
      . Medical/Dental (The COBRA eligibility period runs concurrently with the severance period.)

     Eligibility for the continuance of any of these benefits ends when the covered executive becomes eligible for such benefit under a benefit plan offered or sponsored by another employer, except to the extent that the terms of the respective plans offer conversion or portability. No additional vacation shall be earned during the severance period.

     All other benefits to which the covered executive may have been eligible prior to his/her termination of employment shall cease on the last day of employment. Eligibility for distributions under any Cooper Cameron sponsored retirement plan shall be pursuant to and made in accordance with the provisions of the specific plan.

     MICP

     Participation in MICP will be prorated through the last day of employment and determined on the basis of the goals and objectives established for the applicable plan year. No further bonus entitlements will be earned during the severance period.

     Long-Term Incentive Plan

     Stock options granted to the executive shall be governed by the terms of the Company's Long-Term Incentive Plan and the specific provisions of the option agreement. As provided in such documents, all vesting of stock options ceases as of the last day of employment. The length of time to exercise any vested option is defined in the individual stock option agreement.

     Other Provisions

     In addition to salary and benefit continuations as provided above, outplacement services will be made available.

     If the division in which the executive is employed is sold, merged or consolidated with another entity or business, any executive who continues employment or is offered continued employment with a new owner of a former Cooper Cameron operation in the same or reasonably comparable position, will not be considered terminated within the meaning of this policy.


V.   OTHER SEVERANCE RIGHTS

     To the extent any executive covered under this policy is entitled to receive benefits for severance pursuant to statutory or regulatory requirements or an employment contract or arrangement, the benefits hereunder, which are not intended to duplicate such benefits, shall be reduced automatically to avoid any such duplication. The determination of the reduction is the responsibility of the Plans Administration Committee whose decision will be final and binding on both the Company and the executive.


VI.  RESPONSIBILITIES

     The general administration of the executive severance program is the responsibility of the Plans Administration Committee, which has final and binding authority to administer the plan in accordance with its stated terms. The corporate vice-president responsible for human resources shall have overall responsibility to effectuate the terms and conditions of this policy and for the day-to-day administration of this policy. These responsibilities may be delegated to other person or persons including division personnel where appropriate.

                             WAIVER AND RELEASE AND
                   ACCEPTANCE OF EXECUTIVE SEVERANCE BENEFITS


In consideration of the Company's agreement to provide me with enhanced severance benefits under its Executive Severance Program - 2000, I hereby waive and release the Company from any and all claims, damages, actions, rights, demands and causes of action of any kind related to my employment or the termination of my employment by the Company, whether known or unknown, arising under any federal or state fair employment or discrimination laws, including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Americans With Disabilities Act, and any applicable state's fair employment statutes. I further waive and release any claims or demands arising under state or local law, including but not limited to, common law claims relating to breach of contract and wrongful discharge and common law tort. This Waiver and Release (also referred to as this "agreement") excludes any claims for medical or income replacement benefits for work-related injuries currently pending or permitted by law and further excludes any pension or unemployment compensation benefits to which I may be otherwise entitled.
This agreement does not apply to any rights or claims that may arise after its effective date. I acknowledge that this agreement is not intended to indicate that such claims exist or that, if they do exist, they are meritorious. Rather, it is simply an agreement that, in return for the enhanced severance benefits provided under the executive severance program, any and all potential claims of this nature that I may have against the Company, regardless of whether they actually exist, are expressly settled and waived.

By signing this agreement, I agree to be bound by it. Anyone who succeeds to my rights and responsibilities, such as heirs or the executor of my estate, shall also be bound by this agreement.

I have signed this agreement voluntarily and without coercion or duress. I understand the final and binding effect of this agreement and agree to each of its terms. I acknowledge that the only promises made to me to sign this agreement are those stated in the Plan. I have been advised to consult with an attorney prior to executing this agreement and I have been given at least twenty-one (21) days to consider this agreement before signing. I understand that I have seven (7) days to revoke, in writing, this agreement which will not become effective or enforceable until this seven (7) day period has expired. I further acknowledge that I have carefully read the Plan and this agreement, understand their terms, and I am voluntarily accepting the Company's offer of additional benefits under that Plan. I understand that the enhanced severance benefits provided under the Plan are valuable consideration to which I would not otherwise be entitled, but are solely in return for the waiver of rights and claims stated in this agreement.

In consideration for the benefits provided to me by this agreement, I further agree not to commence any lawsuit or make any claims against the Company for matters covered by this agreement, nor to participate in any such action or claim other than as required by law (except as necessary to protect my rights under this agreement). I represent that, as of the effective date of this agreement, I have not brought or joined any lawsuit or filed any charge or claim against the Company in any court or before any government agency.

I agree that if I breach any of my obligations under this agreement, the Company will have the right, at its option, to rescind this agreement, in which event I shall be obligated to return to the Company all amounts paid to me as enhanced severance benefits under the Plan. If I do bring any claim or lawsuit against the Company relating to my employment that has been waived in this agreement, as to any person or entity I sue or bring a claim against in violation of this agreement, I agree to pay all costs and expenses incurred by such person or entity, including reasonable attorney's fees, in defending against such lawsuit.

I further agree that the continued entitlement to salary continuation and additional severance benefits is contingent on my not becoming engaged in any employment or other enterprise that involves being in competition with the Company in any of the markets or product lines with which I was involved while employed by the Company and will not, directly or indirectly, participate in the solicitation or recruitment of any Company employees.

Should any provision of this agreement be declared invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, except that the waiver and release portion of this agreement is unenforceable, the entire agreement shall be voidable at the option of the Company, thereby requiring me to return to the Company all payments and benefits given in consideration for the waiver and release.

As used in this agreement, the word "Company" shall mean Cooper Cameron Corporation, its unincorporated divisions, wholly-owned subsidiaries, affiliates, successors and assigns, as well as each of their respective agents, employees, officers and directors acting in their individual and/or official capacity.


Signed by:               ______________________________________________

Printed Name:            ______________________________________________

Dated:                   ______________________________________________

Witnessed by:            ______________________________________________

Printed Name:            ______________________________________________

Company Representative:  ______________________________________________

Title:                   ______________________________________________

Dated:                   ______________________________________________